Filed by Google Inc.

Pursuant to Rule 163 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333- 142243

Agreement with Google Regarding

Terms and Conditions

Welcome to the Google Transferable Stock Options (“TSO”) Web Site (the “Site”) powered by Morgan Stanley as the Auction Manager (“MS” or “Auction Manager”). For your convenience, we at Google have listed below the terms and conditions that govern your use of the TSO trading service (the “Service”) made available by this Site. You acknowledge and agree as follows:

•	This Site is for your personal use only, and its contents are protected by applicable copyright, trademark, patent and other intellectual property laws.

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Neither we nor MS is providing tax, financial or investment advice or recommendations with respect to your use of the Service. Accordingly, we strongly advise you to seek the advice of a qualified tax and financial adviser regarding your use of the Service.

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We are not responsible for the timeliness, accuracy, completeness or discontinuation of TSO or stock market data contained in the Site, the other information contained on the Site, the Service, any viruses or codes that may disrupt your use of this Site or damage to your computer or software as a result of using this Site (each, a “Malfunction”), except to the extent that (a) we have actual knowledge of such Malfunction, (b) the cause, correction and removal of such Malfunction are within our reasonable control and (c) we have failed to correct or remove, or to cause MS to correct or remove, such Malfunction from the Site.

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Google has taken reasonable steps to provide a secure environment for your personal information on the Site. However, given the fact that the Internet is a public network not controlled by Google, we cannot guarantee the confidentiality or security of such information.

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Each of Google and MS reserves the right at any time and from time to time to modify or discontinue, temporarily or permanently, the Service and/or the Site (or any part of the Service or the Site) with or without notice. Google shall not be liable to you for any such modification, suspension or discontinuance.

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Google may at any time and for any reason, including for violations of these Terms and Conditions, terminate your access to the Site or suspend or terminate your account. In the event of termination, your account will be disabled, and you may not be granted access to the Site, your account or any content contained in your account.

•	You may not use this Site unless you are a current Google employee.

•	You will not attempt to, or allow anyone else to, decompile or disassemble or interfere with the operation of any aspect of the Service. Additionally, you agree that you will comply with MS security regulations established from time to time in respect of the Service or this Site.

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You may not sell a stock option through the Site and separately exercise the same option and sell the underlying shares. If you attempt to do so, the exercise of the option outside the Service and the sale of the underlying shares will be cancelled, and you will be responsible for all costs associated with such cancellation.

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You must maintain the confidentiality of your user name, password and TSO Passcode, and to promptly notify Google in the event your user name, password or TSO Passcode is lost or stolen, or you become aware of an unauthorized use or transfer of your user name, password or TSO Passcode. We will not be financially responsible for any costs or damages to you caused by the loss, theft or the unauthorized use or transfer of your user name, password or TSO Passcode unless such loss, theft or unauthorized use is directly and proximately caused by our gross negligence, bad faith or willful misconduct.

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Neither we nor MS is responsible for any price or other investment assumptions you make when using the calculations feature on the Site, and there can be no assurance that any assumptions you make can actually be achieved.

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The Auction Manager may cancel any order in the event that there was (in the Auction Manager’s sole discretion) an obvious error at the time such order was executed, resulting in the execution of the order at a clearly erroneous price.

•	YOU EXPRESSLY UNDERSTAND AND AGREE THAT:

o	YOUR USE OF THE SITE AND THE SERVICE IS AT YOUR SOLE RISK. THE SITE AND THE SERVICE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, WE AND MS EXPRESSLY DISCLAIM ALL WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

o	NEITHER WE NOR MS WARRANT THAT (I) THE SITE OR THE SERVICE WILL MEET YOUR REQUIREMENTS, (II) THE SITE OR THE SERVICE WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR-FREE, (III) THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SITE OR THE SERVICE WILL BE TO YOUR SATISFACTION, OR (V) ANY ERRORS IN THE SITE OR THE SERVICE WILL BE CORRECTED.

o	NO INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM GOOGLE OR MS OR THROUGH OR FROM THE SITE SHALL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THE TERMS OF SERVICE.

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YOU EXPRESSLY UNDERSTAND AND AGREE THAT NEITHER WE NOR MS SHALL BE LIABLE TO YOU FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (EVEN IF GOOGLE OR MS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) RESULTING FROM: (I) THE USE OR

THE INABILITY TO USE THE SITE OR THE SERVICE, (II) UNAUTHORIZED ACCESS TO OR ALTERATION OF YOUR TRANSMISSIONS OR DATA, OR (III) ANY OTHER MATTER RELATING TO THE SITE OR THE SERVICE.

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NOTHING IN THIS AGREEMENT IS INTENDED TO EXCLUDE OR LIMIT ANY CONDITION, WARRANTY, RIGHT OR LIABILITY WHICH MAY NOT BE LAWFULLY EXCLUDED OR LIMITED. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR CONDITIONS OR THE LIMITATION OR EXCLUSION OF LIABILITY FOR LOSS OR DAMAGE CAUSED BY NEGLIGENCE, BREACH OF CONTRACT OR BREACH OF IMPLIED TERMS, OR INCIDENTAL OR CONSEQUENTIAL DAMAGES. ACCORDINGLY, THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU, AND OUR LIABILITY WILL BE LIMITED TO THE MAXIMUM EXTENT PERMITTED BY LAW.

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Except for MS, the other Bidders and the Plan Administrator which are relying on these Terms and Conditions for their respective participations in the Service, there shall be no third party beneficiaries to these terms and conditions.

•	Google may provide you with notices, including those regarding changes to these terms and conditions, by email, regular mail, or postings on the Site.

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You will indemnify and hold Google, its subsidiaries, affiliates, officers, agents, and employees, advertisers or partners, harmless for any claims, losses or expenses (including legal fees) they incur as a result of your failure to comply with these Terms and Conditions or for an unauthorized use of this Site resulting from the use of your user name, password or TSO Passcode, including any liability or expense arising from all claims, losses, damages (actual and consequential), suits, judgments, litigation costs and attorneys’ fees, of every kind and nature. In such a case, Google will provide you with written notice of such claim, suit or action.

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Use of the Site or of the Service confers no contractual privity between you and the Auction Manager or any of its affiliates; you also hereby agree (after consultation with such of your advisers as you deem appropriate) that, except to the extent that MS has not satisfied a payment obligation to the plan administrator on your behalf in respect of options sold by you through use of the service, you have no, and to the fullest extent permitted by applicable law you so agree to waive any, right of action against MS or any of its officers, directors, employees, agents or representatives, including under privacy laws and related common law concepts, whether in tort, contract law, equity or otherwise. You expressly acknowledge that although MS is not (nor is any other person referenced in this paragraph) a party to these Terms and Conditions, MS will rely on such agreement and waiver in acting as Auction Manager for the Service, and in providing certain limited technical support from time to time in connection with the Service.

•	General Terms:

o	You agree that you may not assign your rights under these Terms and Conditions to any person or entity without our prior written consent.

These Terms and Conditions are binding upon your successors, heirs and assigns.

o	These Terms and Conditions and the relationship between you and Google shall be governed by the laws of the State of California without regard to its conflict of law provisions. You and Google agree to submit to the personal and exclusive jurisdiction of the courts located within the county of Santa Clara, California.

o	The failure of Google to exercise or enforce any right or provision of these Terms and Conditions shall not constitute a waiver of such right or provision. If any provision of these Terms and Conditions is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties’ intentions as reflected in the provision, and the other provisions of these Terms and Conditions remain in full force and effect.

o	You agree that regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to use of the Site, the Service or these Terms and Conditions must be filed within one (1) year after such claim or cause of action arose or be forever barred.

o	The following provisions shall survive the termination of these Terms and Conditions: termination, indemnification, disclaimer of warranties, limitations of liability and this General Terms section.

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.